UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 5

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Mackey, Christopher M.
     c/o CoMac Partners, L.P.
     1 Greenwich Office Park, 3rd Floor
     Greenwich, CT 06831

2. Issuer Name and Ticker or Trading Symbol

   Anchor Glass Container Corporation

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   12/99(a)

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)

   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value    |4/20/ |J(1)|a|    1             | A |  (1)      |   52              | D(2) |                           |
$0.10                      |99 and|    | |                  |   |           |                   |      |                           |
                           |10/20 |    | |                  |   |           |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |    41,824        | A |  (1)      |  159,503          |  I   |     (3)                   |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |    20,398        | A |  (1)      |   70,132          | D(4) |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |     9,097        | A |  (1)      |   26,954          | D(5) |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |    11,543        | A |  (1)      |   60,853          | D(6) |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |       786        | A |  (1)      |    1,564          | D(7) |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

                                                                         (Over)
                                                    SEC 1474 (7-96) Page 1 of 9

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |          |    |Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |          |A/D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount  |    |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
Series A 10%          |  (8)   |J(1) |    |a|  2       |    |Imme-|2/5/ |Common Stock| (8)   | (1)   | 181        |D(2)|           |
Cumulative Convertible|        |     |    | |          |    |diate|09   |            |       |       |            |    |           |
Preferred Stock,      |        |     |    | |          |    |     |     |            |       |       |            |    |           |
par value $0.10       |        |     |    | |          |    |     |     |            |       |       |            |    |           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | | 45,799   |    |     |     |            |       |       | 443,641    | I  |   D(3)    |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | | 22,354   |    |     |     |            |       |       | 190,996    |D(4)|           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |  9,952   |    |     |     |            |       |       |  68,010    |D(5)|           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | | 12,632   |    |     |     |            |       |       | 180,992    |D(6)|           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |    861   |    |     |     |            |       |       |   3,643    |D(7)|           |
-----------------------------------------------------------------------------------------------------------------------------------|


Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                 SEC 1474 (7-96)
                                                                    Page 2 of 9

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |          |    |Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |          |A/D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount  |    |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants to acquire   |  (9)   |4/20  |J(1)|a|         | 0  |Imme-|6/16/|Common Stock| 113   | (1)   | 113        |D(2)|           |
Common Stock (right   |        |99 and|    | |         |(A) |diate|08   |            |       |       |            |    |           |
to buy)               |        |10/20 |    | |         |    |     |     |            |       |       |            |    |           |
                      |        |99    |    | |         |    |     |     |            |       |       |            |    |           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |         | 0  |     |     |            |245,386|       | 245,386    | I  |   D(3)    |
                      |        |      |    | |         |(A) |     |     |            |       |       |            |    |           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |         | 0  |     |     |            |103,738|       | 103,738    |D(4)|           |
                      |        |      |    | |         |(A) |     |     |            |       |       |            |    |           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |         | 0  |     |     |            | 35,159|       |  35,159    |D(5)|           |
                      |        |      |    | |         |(A) |     |     |            |       |       |            |    |           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |         | 0  |     |     |            |104,913|       | 104,913    |D(6)|           |
                      |        |      |    | |         |(A) |     |     |            |       |       |            |    |           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |         | 0  |     |     |            |  1,576|       |   1,576    |D(7)|           |
                      |        |      |    | |         |(A) |     |     |            |       |       |            |    |           |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                          /s/ Christopher M. Mackey           June 30, 2000
                          -------------------------           ----------------
                          Christopher M. Mackey                    Date
                          ** Signature of Reporting Person

                                                                 SEC 1474 (7-96)
                                                                    Page 3 of 9

                             Joint Filer Information


Name:             CoMac Partners, L.P.

Address:          1 Greenwich Office Park
                  3rd Floor
                  Greenwich, CT  06831


Designated Filer:          Christopher M. Mackey


Issuer & Ticker Symbol:    Anchor Glass Container Corporation


Statement for
Month/Year:       4/99 and 10/99(a)


Signature:

COMAC PARTNERS, L.P.

By:  CoMac Associates, L.P.,
       General partner of CoMac Partners, L.P.

By:  CoMac Advisers, Inc.,
       General partner of CoMac Associates, L.P.


By: /s/ Christopher M. Mackey
   ---------------------------------
      Name:  Christopher M. Mackey
      Title: Authorized Signatory

Dated:  June 30, 2000

                             Joint Filer Information


Name:         CoMac Endowment Fund, L.P.


Address:      1 Greenwich Office Park
              3rd Floor
              Greenwich, CT  06831


Designated Filer:                   Christopher M. Mackey


Issuer & Ticker Symbol:    Anchor Glass Container Corporation


Statement for
Month/Year:                4/99 and 10/99(a)


Signature:

COMAC ENDOWMENT FUND, L.P.

By:  CoMac Advisers, Inc., its
       General partner


By: /s/ Christopher M. Mackey
   --------------------------------
      Name:  Christopher M. Mackey
      Title: Authorized Signatory

Dated:  June 30, 2000

                             Joint Filer Information


Name:         CoMac International N.V.


Address:      1 Greenwich Office Park
              3rd Floor
              Greenwich, CT  06831


Designated Filer:                   Christopher M. Mackey


Issuer & Ticker Symbol:    Anchor Glass Container Corporation


Statement for
Month/Year:                4/99 and 10/99(a)


Signature:


COMAC INTERNATIONAL N.V.


By: /s/ Christopher M. Mackey
   --------------------------------
      Name:  Christopher M. Mackey
      Title: Authorized Signatory

Dated:  June 30, 2000

                             Joint Filer Information


Name:         CoMac Opportunities Fund, L.P.


Address:      1 Greenwich Office Park
              3rd Floor
              Greenwich, CT  06831


Designated Filer:                   Christopher M. Mackey


Issuer & Ticker Symbol:    Anchor Glass Container Corporation


Statement for
Month/Year:                4/99 and 10/99(a)


Signature:

COMAC OPPORTUNITIES FUND, L.P.

By:  CoMac Associates, L.P.,
       General partner of CoMac Opportunities Fund, L.P.

By:  CoMac Advisers, Inc.,
       General partner of CoMac Associates, L.P.


By: /s/ Christopher M. Mackey
   ---------------------------------
      Name:  Christopher M. Mackey
      Title: Authorized Signatory

Dated:  June 30, 2000

Designated Filer:          Christopher M. Mackey

Issuer & Ticker Symbol:    Anchor Glass Container Corporation

Statement for
Month/Year:                4/99 and 10/99(a)

                                    Footnotes
                                    ---------


(a) This Form is being filed to report additional distributions to the Reporting Persons under the Plan referred to in footnote (1). Because the Reporting Persons' entitlement to distributions was previously reported prior to distribution, the distributed securities were effectively held for the Reporting Persons' benefit under the Plan and the timing of the additional distributions was a consequence of the administration of the Plan in which the Reporting Persons were uninvolved, the Reporting Persons maintain that the distributions are exempt transactions under Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"). The Reporting Persons are filing this Form 5 solely for the purpose of maintaining an accurate account of the Reporting Persons' holdings in their filings under Section 16.

(1) Pursuant to that certain Second Amended Joint Chapter Liquidating Plan of Reorganization of Anchor Resolution Corp. and Anchor Recycling
         Corporation dated September 17, 1997, as amended, confirmed by the United Stated Bankruptcy Court for the District of Delaware on November 11, 1997 (the "Plan"), on or about August 19, 1998, October 15, 1998, April 20, 1999 and October 20, 1999, shares of Class A Common Stock, par value $0.10, shares of Class C Common Stock, par value $0.10, shares of Series A 10% Cumulative Convertible Preferred Stock, par value $0.10, Warrants to Acquire Class A Common Stock and Warrants to Acquire Class C Common Stock, in each case of Anchor Glass Container Corporation, were distributed to Christopher M. Mackey and CoMac Partners, L.P., a Delaware limited partnership, CoMac Endowment Fund, L.P., a Delaware limited partnership, CoMac International N.V., a Netherlands Antilles corporation, and CoMac Opportunities Fund, L.P., a Delaware limited partnership (collectively, the "Funds") in respect of certain pre-petition indebtedness and trade claims held by Mr. Mackey and the Funds. Prior to February 5, 2000, the common stock consisted of three classes: Classes A, B and C. On February 5, 2000 (i) shares of Classes B and C Common Stock automatically converted into shares of Class A Common Stock, (ii) securities convertible into or exercisable for shares of Classes B and C Common Stock automatically converted into securities convertible into or exercisable for shares of Class A Common Stock and (iii) the outstanding common equity of Anchor Glass Container Corporation became a single class of common stock. The holdings of Mr. Mackey and the Funds have been restated in the Form to reflect the conversions in February 2000. Additional securities may be distributed in the future under the Plan to Mr. Mackey and the Funds.

(2)      Securities held directly by Christopher M. Mackey

(3) Shares held by the Funds. See Notes (4)--(7). Mr. Mackey is an executive officer, director and shareholder of CoMac Advisers, Inc., a Delaware corporation ("Advisers Inc."), which is the sole general partner of CoMac Associates, L.P., a Delaware limited partnership ("Advisers LP"). Advisers LP is the sole general partner of CoMac Partners, L.P. Advisers Inc. is the sole general partner of CoMac Opportunities Fund, L.P. and CoMac Endowment Fund, L.P. Mr. Mackey is a member of the supervisory board of directors of CoMac International N.V. and is an executive officer, director and shareholder of CMS Advisers Inc., a Delaware corporation, the investment adviser to CoMac International N.V. Pursuant to Instruction 4(b)(iv) to Form 5, the entire amount of the securities held by the Funds are reported. Mr. Mackey disclaims beneficial ownership of such securities, except to the extent of his actual pecuniary interest in such securities.

Designated Filer:          Christopher M. Mackey


Issuer & Ticker Symbol:    Anchor Glass Container Corporation


Statement for
Month/Year                 4/99 and 10/99(a)


                               Footnotes (cont'd)
                               ------------------


(4)      Securities held directly by CoMac Partners, L.P.  See Note 3 above.

(5) Securities held directly by CoMac Endowment Fund, L.P. See Note 3 above.

(6)      Securities held directly by CoMac International N.V. See Note 3 above.

(7) Securities held directly by CoMac Opportunities Fund, L.P. See Note 3 above.

(8) Each share of Series A 10% Cumulative Convertible Preferred Stock is convertible into 4 1/6 shares of Common Stock, subject to anti-dilution adjustment.

(9)      The Warrants are exercisable without payment of consideration.